Exhibit 10.16

FOURTH AMENDMENT
TO THE
BENEFIT MAINTENANCE PLAN OF
DIME COMMUNITY BANCSHARES, INC.

This Fourth Amendment to the Benefit Maintenance Plan of Dime Community BancShares, Inc. (as amended and restated effective December 31, 2008), executed on this 24th day of January 2019, by undersigned, pursuant to the authority given by the Board of Directors.

W I T N E S E T H T H A T:

WHEREAS, the Dime Community Bancshares, Inc. (the “Company) maintains the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (as amended and restated effective December 31, 2008) (the “Plan”) for the benefit of its eligible employees;

WHEREAS, pursuant to Article 9, Section 9.1 of the Plan, the Company, in its sole and absolute discretion, at any time and from time to time, by action of the Board, may amend the Plan in whole or in part;

WHEREAS, the Company desires to amend the Plan to change the date of valuation of participant account balances to correspond with the outside vendor’s record keeping platform, effective February 1, 2019; and

WHEREAS, the Company desires to amend the Plan such that plan expenses shall be the sole responsibility of Plan Participants and not the Company, effective February 1, 2019;

NOW, THEREFORE, the Plan is hereby amended, as follows;

1.	Section 3.2(b)(i) is hereby amended by deleting the section in its entirety and replacing it with the following:

“(i)
except as provided in section 3.2(b)(ii), with respect to each Participant who has a bookkeeping account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

(A)      The bookkeeping account shall be debited each business day with the total amount of any payments made from such account since the last preceding business day to him or for his benefit. Unless otherwise specified by the Employer, each deemed investment fund will be debited pro-rata based on the value of the applicable investment fund as of the end of the preceding business day.

(B)      The bookkeeping account shall be credited on each crediting date with the total amount of any Employer Contributions to such account since the last preceding crediting date.

(C)      The bookkeeping account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the Vanguard Long-Term Treasury Admiral Fund (VUSUX), or such other deemed investment fund selected by the Committee from time to time, with daily valuation. The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all concerned.”

2.	Section 8.3 is hereby amended as follows:

“All expenses incurred prior to termination of the Plan that shall arise in connection with the administration of the Plan (including, but not limited to administrative expenses, proper charges and disbursements, compensation and other expenses and charges of any actuary, counsel, accountant, specialist, or other person who shall be employed by the Committee in connection with administration of the Plan), shall be paid by and allocated among Plan Participants either on a pro-rata basis or an equal dollar basis, subject to applicable law. Any such expenses that may not be paid by or allocated among Participants under ERISA shall be paid by the Company.”

IN WITNESS WHEREOF, this [Fourth] Amendment has been executed by the undersigned officer of Dime Community Bancshares, Inc. pursuant to authority given by the Board of Directors, effective as of the date indicated above.

DIME COMMUNITY BANCSHARES, INC.

By:

Name:

Title: